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                                                                   EXHIBIT 2(b)2


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This First Amendment to the Agreement and Plan of Merger (the "First Amendment") is entered into as of the 27th day of December, 1996, by and between RYMAC Mortgage Investment Corporation, a Maryland corporation ("RYMAC"), and Core Materials Corporation, a Delaware corporation ("Core Materials");

                                   WITNESSETH:

         WHEREAS, RYMAC and Core Materials entered into a certain Agreement and Plan of Merger dated as of November 1, 1996 (the "Agreement"), pursuant to which RYMAC shall be merged with and into Core Materials, and Core Materials shall be the surviving corporation;

         WHEREAS, RYMAC and Core Materials desire to amend the Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows, said provisions to control whenever inconsistent with the original provisions of the Agreement, and the capitalized terms herein shall have the same meaning as set forth in the Agreement unless stated otherwise herein:

         1. Section 6 of the Agreement is hereby amended by adding at the end thereof the following language:

         "Anything contained in this Agreement to the contrary notwithstanding, no holder of outstanding shares of Maryland Common Stock shall be entitled to receive a fractional share of Delaware Common Stock. In lieu of such fractional share(s), Core Materials shall make a cash payment therefor valuing said fractional shares based on the market price of Maryland Common Stock on the American Stock Exchange at the close of business on the last business day preceding the Effective Time."

         2. Except as expressly amended hereby, the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first written above.

                                       RYMAC MORTGAGE INVESTMENT
                                       CORPORATION

                                       By:/s/ Richard R. Conte
                                          ------------------------------------
                                       Name:    Richard R. Conte
                                       Title:   Chief Executive Officer

                                       CORE MATERIALS CORPORATION

                                       By:/s/ Richard R. Conte
                                          -------------------------------------
                                       Name:    Richard R. Conte
                                       Title:   President